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                                                                 EXHIBIT 3.13


                          ARTICLES OF ORGANIZATION OF
                  ISLE OF CAPRI HOTELS - BOSSIER CITY, L.L.C.

     BE IT KNOWN, that on the date stated below, before me, the undersigned Notary Public, duly commissioned and qualified in and for the jurisdiction named below, personally came and appeared SHAUN B. RAFFERTY (the "Organizer") as organizer of Isle of Capri Hotels - Bossier City, L.L.C. (the "Company") and adopts the following Articles of Organization of the Company pursuant to Title 12, Chapter 22 of the Louisiana Revised Statutes, the Louisiana Limited Liability Company law (the "LaLLCL").

     1. Name. The name of the Company is Isle of Capri Hotels - Bossier City, L.L.C.

     2. Purpose. The purpose of the Company is to engage in any lawful activity.

     3. Management. The business of the Company shall be managed by or under the authority of the members or one or more managers elected by the members (who may but need not be members), as provided in the operating agreement of the Company. The rights and duties, including any restrictions thereof, of the members, if management is reserved to the members, or the managers, if management is vested in managers, shall be specified in the operating agreement.

     4. Limitation of Members' Liability. The members of the Company shall not be personally liable for any monetary damages or breach of any duty, as and to the extent provided in Section 1314 of the LaLLCL. If the LaLLCL is amended to authorize any further elimination or limitation of the personal liability of members, then the liability of the members of the Company shall be eliminated or limited to the fullest extent permitted by the LaLLCL, as so amended. Any repeal or modification of this Article by the members of the Company shall not adversely affect any right or protection of a member of the Company under this Article with respect to any act or omission occurring prior to the time of such repeal or modification.

     5. Indemnification. The Company shall have the power to provide in its operating agreement for indemnification of its members, managers, employees and agents to the fullest extent set forth in the LaLLCL. No amendment to the operating agreement limiting the right to indemnification shall affect the entitlement of any person to indemnification whose claim thereto results from conduct occurring prior to the date of such amendment.

     6. Organizer. the name and post office address of the Organizer is:

     Shaun B. Rafferty
     30th Floor - Texaco Center
     400 Poydras Street
     New Orleans, Louisiana 70130

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     THUS DONE AND PASSED, on this November 5, 1997, before me, the undersigned
Notary Public, duly commissioned and qualified in and for Orleans Parish, Louisiana, by the personal appearance of Shaun B. Rafferty as Organizer, who acknowledged and declared under oath, in the presence of the two undersigned witnesses, that he signed these Articles of Organization as his free act and deed for the purposes stated herein.


 /s/ Witness                         /s/ Shaun B. Rafferty
-------------------------           ---------------------------------
Witness                             Shaun B. Rafferty
                                    Organizer
 /s/ Witness
-------------------------
Witness


                         /s/ Daniel E. Davillier
                      -----------------------------
                               NOTARY PUBLIC

                            DANIEL E. DAVILLIER
                               NOTARY PUBLIC
                             State of Louisiana
                       My Commission is issued for Life.